AMN HEALTHCARE ANNOUNCES SECOND QUARTER 2025 RESULTS
Quarterly revenue of $658 million and Adjusted EBITDA of $58.3 million;
GAAP loss of ($3.02)/share and adjusted EPS of $0.30

DALLAS — AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its second quarter 2025 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q2 2025	% Change Q2 2024	YTD June 30, 2025	% Change YTD June 30, 2024
Revenue	$658.2	(11%)	$1,347.7	(14%)
Gross profit	$196.4	(15%)	$394.5	(19%)
Net loss	($116.2)	nm	($117.3)	nm
Diluted loss per share	($3.02)	nm	($3.06)	nm
Adjusted diluted EPS*	$0.30	(69%)	$0.75	(62%)
Adjusted EBITDA*	$58.3	(38%)	$122.5	(36%)

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

Business Highlights
•Second quarter revenue was near the high end of guidance, and adjusted EBITDA margin exceeded guidance. The GAAP loss includes noncash goodwill and intangible asset impairment charges totaling $128 million, or ($2.81) per share.
•Our allied staffing business exceeded our revenue projection in the second quarter while other businesses were in line with our expectations.
•AMN Passport, our industry-leading app for healthcare professionals, recently surpassed 300,000 users.
•The July sale of Smart Square for $75 million advances the partnership strategy for our WorkWise technology platform.
•Cash flow from operations was strong at $79 million in the second quarter, which allowed us to reduce debt by $80 million. Our net leverage ratio at quarter end was 3.3:1.

“Our second quarter financial performance was solid, and we continue to make progress on our ability to serve all market channels and align with clients as their preferred workforce partner,” said Cary Grace, President and Chief Executive Officer of AMN Healthcare. “Third-party rankings have confirmed that AMN is holding market share in a highly competitive market. We believe our enhanced AI and technology-enabled services, broad solution set, and talented team position us to gain share in the future.”
Ms. Grace continued, "An uncertain healthcare policy environment caused our clients to slow their decision-making in the second quarter, which is reflected in our third quarter guidance. We saw signs of improvement in July as orders stabilized and extension rates rebounded."

Second Quarter 2025 Results
Consolidated revenue for the quarter was $658 million, an 11% decrease from prior year and a 5% decrease from the prior quarter. Net loss was $116 million (17.7% of revenue), or ($3.02) per diluted share, compared with net income of $16 million (2.2% of revenue), or $0.42 per diluted share, in the second quarter of 2024. Adjusted diluted EPS in the second quarter was $0.30 compared with $0.98 in the same quarter a year ago.
Revenue for the Nurse and Allied Solutions segment was $382 million, lower by 14% year over year and down 8% from the prior quarter. Travel nurse staffing revenue was lower by 25% year over year and 4% sequentially. Allied division revenue declined 4% year over year and was 1% lower than the prior quarter. Labor disruption events contributed $16 million revenue in the quarter.

The Physician and Leadership Solutions segment reported revenue of $175 million, down 6% year over year and flat sequentially. Locum tenens revenue was $143 million, flat year over year and 1% higher sequentially. Interim leadership revenue was down by 25% year over year and 5% lower sequentially. Our physician and leadership search businesses saw revenue decline by 29% year over year and 2% quarter over quarter.

Technology and Workforce Solutions segment revenue was $102 million, a decrease of 9% year over year and flat sequentially. Language services revenue was $76 million in the quarter, 1% higher than the prior year and up 1% sequentially. Vendor management systems revenue was $19 million, 31% lower year over year and down 2% from the prior quarter.

Consolidated gross margin was 29.8%, 120 basis points lower year over year, but up 110 basis points sequentially. Gross margin declined year over year with lower margins in all our business segments. Sequentially gross margin increased on lower payroll tax expense and a favorable revenue mix shift.

Consolidated SG&A expenses were $155 million, or 23.5% of revenue, compared with $149 million, or 20.1% of revenue, in the same quarter last year. SG&A was $148 million, or 21.4% of revenue, in the previous quarter. The year-over-year increase in SG&A costs was driven primarily by an unfavorable professional liability insurance actuarial adjustment in the current year compared with a favorable adjustment in the prior year.

Loss from operations was ($124 million) with an operating margin of (18.8%), compared with income of $38 million and 5.1%, respectively, in the same quarter last year. The current quarter loss resulted from non-cash goodwill and intangible asset impairment charges totaling $128 million. Adjusted EBITDA was $58 million, a year-over-year decrease of 38%. Adjusted EBITDA margin was 8.9%, 380 basis points lower than the year-ago period.

At June 30, 2025, cash and cash equivalents totaled $42 million. Cash flow from operations was $79 million for the second quarter. Capital expenditures were $10 million. The Company ended the quarter with total debt outstanding of $920 million.

Sale of Smart Square
In July, we announced the sale of our Smart Square nurse scheduling software to symplr and announced a commercial partnership that leverages our workforce advisory, planning and analytics solutions with the healthcare workforce management solutions of symplr. For the sale, AMN received $65 million cash and a $10 million note due in 18 months.

The transaction closed on July 1, and the sale will reduce our Technology and Workforce Solutions and consolidated revenue and adjusted EBITDA on an annualized basis by approximately $17 million and $6 million, respectively.

Third Quarter 2025 Outlook

Metric	Guidance*
Consolidated revenue	$610 - $625 million
Gross margin	28.7% - 29.2%
SG&A as percentage of revenue	Approximately 23.0%
Operating margin	6.0% - 6.5%
Adjusted EBITDA margin	7.7% - 8.2%
*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Revenue in the third quarter of 2025 is expected to be 9-11% lower than the prior year and down 5-7% sequentially. Nurse and Allied Solutions segment revenue is expected to be down 11-14% year over year. Physician and Leadership Solutions segment revenue is expected to be down 2-4% year over year. Technology and Workforce Solutions segment revenue is projected to be lower by 12-14% year over year. Labor disruption revenue assumed in guidance is $5 million.

Third quarter estimates for certain other financial items include depreciation of $17 million, depreciation in cost of revenue of $2 million, non-cash amortization expense of $21 million, share-based compensation expense of $7.5 million, integration and other expenses of $2.5 million, interest expense of $10.5 million, adjusted tax rate of 28%, and 38.7 million diluted average shares outstanding. Operating margin guidance assumes a gain on sale of approximately $40 million from the sale of Smart Square.

Conference Call on August 7, 2025
AMN Healthcare Services, Inc. (NYSE: AMN) will host a conference call to discuss its second quarter 2025 financial results and third quarter 2025 outlook on Thursday, August 7, 2025 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://ir.amnhealthcare.com. Interested parties may participate live via telephone by registering at this link. Registrants will receive confirmation and dial-in details. Following the conclusion of the call, a replay of the webcast will be available at the Company’s investor relations website.
About AMN Healthcare
AMN Healthcare is the leader and innovator in total talent solutions for healthcare, bringing together the people, processes and technology to deliver better care. Through a steadfast partnership approach, we solve the most pressing workforce challenges to enable better clinical outcomes and access to care. In 2024, our healthcare professionals reached nearly 15 million patients at more than 2,100 healthcare systems, including 87 percent of the top healthcare systems nationwide. We provide a comprehensive network of quality healthcare professionals and deliver a fully integrated and customizable suite of workforce technologies. For more information, visit www.amnhealthcare.com.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

Non-GAAP Measures
This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income, and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning future demand and supply for healthcare, contingent staffing and other services, client preferences, our ability to serve all market channels, our ability to hold market share or increase revenue, whether we will continue to invest in artificial intelligence and technology-enabled services and whether our current or future investments in artificial intelligence will position us to gain market share, our ability to diversify our revenue, the impact of the federal healthcare policy environment on our clients, third quarter 2025 financial projections for consolidated and segment revenue, consolidated gross margin, operating margin, SG&A as a percent of revenue, adjusted EBITDA margin, labor disruption revenue, depreciation expense, depreciation in cost of revenue, share-based compensation expense, integration and other expenses, interest expense, gain from the sale of Smart Square, adjusted tax rate, and number of diluted shares outstanding. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are also identified by words such as “believe,” "project," “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,”

variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

The targets and expectations noted in this release depend upon, among other factors, (i) the ability of our clients to increase the efficiency and effectiveness of their staffing management and recruiting efforts, through predictive analytics, online recruiting, internal travel agencies and float pools, telemedicine or otherwise and successfully hire and retain permanent staff, (ii) the duration and extent to which hospitals and other healthcare entities adjust their utilization of temporary nurses and allied healthcare professionals, physicians, healthcare leaders and other healthcare professionals and workforce technology applications as a result of the labor market or economic conditions, (iii) the magnitude and duration of the effects of the post-COVID-19 pandemic environment or any future pandemic or health crisis on demand and supply trends, our business, its financial condition and our results of operations, (iv) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (v) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs, (vi) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs and requirements, including implementing changes that will make our services more tech-enabled and integrated, (vii) our ability to manage the pricing impact that the labor market or consolidation of healthcare delivery organizations may have on our business, (viii) the effects of economic downturns, inflation or slow recoveries, which could result in less demand for our services, increased client initiatives designed to contain costs, including reevaluating their approach as it pertains to contingent labor and managed services programs, other solutions and providers, pricing pressures and negatively impact payments terms and collectability of accounts receivable, (ix) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (x) our ability and the expense to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (xi) our ability to consummate and effectively incorporate acquisitions into our business, (xii) the negative effects that intermediary organizations may have on our ability to secure new and profitable contracts, (xiii) the extent to which the Great Resignation or a future spike in the COVID-19 pandemic or other pandemic or health crisis may disrupt our operations due to the unavailability of our employees or healthcare professionals due to burnout, illness, risk of illness, quarantines, travel restrictions, mandatory vaccination requirements, or other factors that limit our existing or potential workforce and pool of candidates, (xiv) security breaches and cybersecurity incidents, including ransomware, that could compromise our information and systems, which could adversely affect our business operations and reputation and could subject us to substantial liabilities and (xv) the severity and duration of the impact the labor market, economic downturn or any future pandemic or health crisis has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered.

For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2024. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:
Randle Reece
Vice President, Investor Relations & Strategy
866.861.3229

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2025	2024	2025	2025	2024
Revenue	$658,175	$740,685	$689,533	$1,347,708	$1,561,563
Cost of revenue	461,776	510,858	491,413	953,189	1,074,230
Gross profit	196,399	229,827	198,120	394,519	487,333
Gross margin	29.8%	31.0%	28.7%	29.3%	31.2%
Operating expenses:
Selling, general and administrative (SG&A)	154,584	149,044	147,731	302,315	323,886
SG&A as a % of revenue	23.5%	20.1%	21.4%	22.4%	20.7%

Depreciation and amortization (exclusive of depreciation included in cost of revenue)	37,753	43,101	37,882	75,635	85,820
Goodwill impairment loss	109,515	—	—	109,515	—
Long-lived assets impairment loss	18,262	—	—	18,262	—
Total operating expenses	320,114	192,145	185,613	505,727	409,706
Income (loss) from operations	(123,715)	37,682	12,507	(111,208)	77,627
Operating margin (1)	(18.8)%	5.1%	1.8%	(8.3)%	5.0%

Interest expense, net, and other	11,360	15,715	12,324	23,684	32,343

Income (loss) before income taxes	(135,075)	21,967	183	(134,892)	45,284

Income tax expense (benefit)	(18,873)	5,730	1,275	(17,598)	11,719
Net income (loss)	$(116,202)	$16,237	$(1,092)	$(117,294)	$33,565
Net income (loss) as a % of revenue	(17.7)%	2.2%	(0.2)%	(8.7)%	2.1%

Other comprehensive income:
Unrealized gains on available-for-sale securities, net, and other	145	182	61	206	266
Other comprehensive income	145	182	61	206	266

Comprehensive income (loss)	$(116,057)	$16,419	$(1,031)	$(117,088)	$33,831

Net income (loss) per common share:
Basic	$(3.02)	$0.43	$(0.03)	$(3.06)	$0.88
Diluted	$(3.02)	$0.42	$(0.03)	$(3.06)	$0.88
Weighted average common shares outstanding:
Basic	38,414	38,173	38,312	38,363	38,144
Diluted	38,414	38,234	38,312	38,363	38,218

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	June 30, 2025	December 31, 2024	June 30, 2024
Assets
Current assets:
Cash and cash equivalents	$41,503	$10,649	$48,038
Accounts receivable, net	387,768	437,817	508,913
Accounts receivable, subcontractor	59,102	70,481	81,296
Prepaid and other current assets	82,978	75,968	66,510
Total current assets	571,351	594,915	704,757
Restricted cash, cash equivalents and investments	44,141	71,840	71,749
Fixed assets, net	158,215	186,270	197,059
Other assets	257,979	258,053	256,951
Assets held for sale	42,671	—	—
Deferred income taxes, net	59,537	25,829	—
Goodwill	755,809	897,456	1,116,307
Intangible assets, net	322,518	381,364	424,504
Total assets	$2,212,221	$2,415,727	$2,771,327

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$175,623	$184,311	$283,176
Accrued compensation and benefits	274,631	287,544	268,354
Other current liabilities	123,389	73,930	22,360
Total current liabilities	573,643	545,785	573,890
Revolving credit facility	70,000	210,000	345,000
Notes payable, net	846,463	845,872	845,280
Liabilities held for sale	6,632	—	—
Deferred income taxes, net	—	—	20,551
Other long-term liabilities	107,887	107,450	109,747
Total liabilities	1,604,625	1,709,107	1,894,468

Commitments and contingencies

Stockholders’ equity:	607,596	706,620	876,859

Total liabilities and stockholders’ equity	$2,212,221	$2,415,727	$2,771,327

AMN Healthcare Services, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2025	2024	2025	2025	2024

Net cash provided by operating activities	$78,548	$99,515	$92,671	$171,219	$180,901
Net cash used in investing activities	(20,591)	(22,332)	(26,046)	(46,637)	(43,731)
Net cash used in financing activities	(80,226)	(80,108)	(61,211)	(141,437)	(119,081)
Net increase (decrease) in cash, cash equivalents and restricted cash	(22,269)	(2,925)	5,414	(16,855)	18,089
Cash, cash equivalents and restricted cash at beginning of period	94,719	129,287	89,305	89,305	108,273
Cash, cash equivalents and restricted cash at end of period	$72,450	$126,362	$94,719	$72,450	$126,362

AMN Healthcare Services, Inc.
Non-GAAP Reconciliation Tables
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2025	2024	2025	2025	2024
Reconciliation of Non-GAAP Items:

Net income (loss)	$(116,202)	$16,237	$(1,092)	$(117,294)	$33,565
Income tax expense (benefit)	(18,873)	5,730	1,275	(17,598)	11,719
Income (loss) before income taxes	(135,075)	21,967	183	(134,892)	45,284
Interest expense, net, and other	11,360	15,715	12,324	23,684	32,343
Income (loss) from operations	(123,715)	37,682	12,507	(111,208)	77,627
Depreciation and amortization	37,753	43,101	37,882	75,635	85,820
Depreciation (included in cost of revenue) (2)	2,132	1,637	1,975	4,107	3,435
Goodwill impairment loss	109,515	—	—	109,515	—
Long-lived assets impairment loss	18,262	—	—	18,262	—
Share-based compensation	8,827	6,357	9,381	18,208	14,096
Acquisition, integration, and other costs (3)	5,515	5,310	2,455	7,970	10,775
Adjusted EBITDA (4)	$58,289	$94,087	$64,200	$122,489	$191,753

Adjusted EBITDA margin (5)	8.9%	12.7%	9.3%	9.1%	12.3%

Net income (loss)	$(116,202)	$16,237	$(1,092)	$(117,294)	$33,565
Adjustments:
Amortization of intangible assets	19,608	24,744	19,427	39,035	49,630
Acquisition, integration, and other costs (3)	5,515	5,310	2,455	7,970	10,775
Goodwill impairment loss	109,515	—	—	109,515	—
Long-lived assets impairment loss	18,262	—	—	18,262	—
Tax effect on above adjustments	(26,011)	(7,814)	(5,689)	(31,700)	(15,705)
Tax effect of COLI fair value changes (6)	(2,779)	(910)	703	(2,076)	(3,644)
State tax audit reserve (7)	2,889	—	—	2,889	—
Tax deficiencies (benefits) related to equity awards and ESPP (8)	764	(235)	1,523	2,287	(61)
Adjusted net income (9)	$11,561	$37,332	$17,327	$28,888	$74,560

GAAP diluted net income (loss) per share (EPS)	$(3.02)	$0.42	$(0.03)	$(3.06)	$0.88
Adjustments	3.32	0.56	0.48	3.81	1.07
Adjusted diluted EPS (10) (11)	$0.30	$0.98	$0.45	$0.75	$1.95

AMN Healthcare Services, Inc.
Supplemental Segment Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2025	2024	2025	2025	2024
Revenue
Nurse and allied solutions	$381,871	$442,399	$413,261	$795,132	$961,696
Physician and leadership solutions	174,531	186,065	174,065	348,596	374,862
Technology and workforce solutions	101,773	112,221	102,207	203,980	225,005
	$658,175	$740,685	$689,533	$1,347,708	$1,561,563

Segment operating income (12)
Nurse and allied solutions	$28,483	$46,207	$32,238	$60,721	$99,549
Physician and leadership solutions	13,486	21,661	14,462	27,948	43,883
Technology and workforce solutions	35,209	47,259	35,250	70,459	91,529
	77,178	115,127	81,950	159,128	234,961
Unallocated corporate overhead (13)	18,889	21,040	17,750	36,639	43,208
Adjusted EBITDA (4)	$58,289	$94,087	$64,200	$122,489	$191,753

Gross Margin
Nurse and allied solutions	23.9%	23.8%	22.7%	23.3%	24.5%
Physician and leadership solutions	28.2%	30.5%	27.3%	27.7%	31.0%
Technology and workforce solutions	55.1%	60.2%	55.5%	55.3%	60.0%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (14)	8,700	10,302	8,981	8,841	10,913

Physician and leadership solutions
Days filled (15)	51,325	56,244	51,342	102,667	113,093
Revenue per day filled (16)	$2,777	$2,538	$2,743	$2,760	$2,546

	As of June 30,		As of December 31,
	2025	2024	2024
Leverage ratio (17)	3.3	2.6	3.0

AMN Healthcare Services, Inc.
Additional Supplemental Non-GAAP Disclosure
Reconciliation of Guidance Operating Margin to Guidance
Adjusted EBITDA Margin
(unaudited)

	Three Months Ended
	September 30, 2025
	Low(18)	High(18)

Operating margin	6.0%	6.5%
Depreciation and amortization (total)	6.6%	6.5%
EBITDA margin	12.6%	13.0%
Gain on sale of Smart Square	(6.5%)	(6.4%)
Share-based compensation	1.2%	1.2%
Integration and other costs	0.4%	0.4%
Adjusted EBITDA margin	7.7%	8.2%

(1)Operating margin represents income (loss) from operations divided by revenue.
(2)A portion of depreciation expense for AMN Language Services is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(3)Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, certain legal expenses, restructuring expenses and other costs associated with exit or disposal activities, and certain nonrecurring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. For the three and six months ended June 30, 2025, acquisition and integration costs were approximately $0.7 million and $1.0 million, respectively, certain legal expenses were approximately $3.2 million and $4.3 million, respectively, restructuring expenses and other costs associated with exit or disposal activities were approximately $0.3 million and $0.7 million, respectively, and other nonrecurring expenses were approximately $1.2 million and $1.6 million, respectively. For the three and six months ended June 30, 2024, acquisition and integration costs were approximately $0.7 million and $1.5 million, respectively, expenses related to the closures of certain office leases were approximately $0.6 million and $1.1 million, respectively, certain legal expenses of approximately $2.1 million and $3.3 million, respectively, restructuring expenses and other costs associated with exit or disposal activities were approximately $2.0 million and $3.0 million, respectively, and other nonrecurring expenses were approximately $2.3 million and $4.3 million, respectively. Additionally, the aforementioned costs for the three and six months ended June 30, 2024 were partially offset by an immaterial out-of-period adjustment of $2.4 million related to acquisition-related costs incurred in connection with the acquisition of MSDR.
(4)Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), goodwill impairment loss, long-lived assets impairment loss, share-based compensation, acquisition, integration, and other costs, restructuring expenses, and certain legal expenses. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income (loss) from operations or net income (loss) as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income (loss).
(5)Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(6)The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(7)The Company recorded a reserve related to a state tax audit during the three and six months ended June 30, 2025. Since this reserve is largely unrelated to our loss before taxes and is unrepresentative of our normal effective tax rate, we excluded its impact in the calculation of adjusted net income and adjusted diluted EPS.
(8)The consolidated effective tax rate is affected by the recording of tax benefits and tax deficiencies related to equity awards vested during the period and tax benefits recognized for disqualifying dispositions related to our employee stock purchase plan (“ESPP”). The magnitude of the impact of tax benefits and tax deficiencies generated in the future related to equity awards and ESPP is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date equity awards vest in relation to the fair value of the awards on the grant date, the Company’s future stock price on either the ESPP’s offering date or purchase date, whichever is lower, and the length of time the shares issued under the ESPP are held by employees. Since these tax benefits and tax deficiencies related to equity awards and ESPP are largely unrelated to our income (loss) before income taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.
(9)Adjusted net income represents GAAP net income (loss) excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) goodwill impairment loss, (D) long-lived assets impairment loss, (E) certain legal expenses, (F) changes in fair value of equity investments and instruments, (G) deferred financing related costs, (H) tax effect, if any, of the foregoing adjustments, (I) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance, (J) tax benefits and tax deficiencies related to equity awards vested and ESPP, and (K) state tax audit reserve. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income (loss).
(10)Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(11)As GAAP net loss is reported for the three and six months ended June 30, 2025 and three months ended March 31, 2025, basic weighted average common shares outstanding was used to calculate GAAP diluted EPS for those periods because the dilutive potential common shares have an anti-dilutive effect (i.e., result in a lower loss per share). As adjusted net income is reported for the three and six months ended June 30, 2025 and three months ended March 31, 2025, diluted weighted average common shares outstanding (including dilutive potential common shares) of 38,571, 38,473, and 38,414, respectively, were used to calculate adjusted diluted EPS.
(12)Segment operating income represents net income (loss) plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, legal settlement accrual changes, share-based compensation, goodwill impairment loss, and long-lived assets impairment loss.
(13)Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs and legal settlement accrual changes.
(14)Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(15)Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(16)Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(17)Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.
(18)Guidance percentage metrics are approximate.